Unique Mobility Warrant Holders Acquire $3.5 Million Of Common Stock

GOLDEN, Colo., March 20 /PRNewswire/ -- Unique Mobility, Inc. (Amex: UQM - news) announced today that the holders of warrants to acquire shares of the Company's common stock at an exercise price of $8 per share have acquired 436,212 shares of common stock resulting in cash proceeds to the Company of $3,489,696. The warrants were issued as part of a unit offering in 1998 to finance the Company's acquisition of Franklin Manufacturing Company and expired at various dates in March, unless extended. Warrants to acquire 926,587 shares of common stock, including warrants issued to the placement agents were issued in the offering.

In the fall of 1999, the Company offered the warrant holders an opportunity to extend the term of the warrants for an additional eighteen months at any time through their original expiration date. Extensions were granted at a cost equal to the fair value of the option extension on the date the election to extend was made. Accordingly, warrant holders having the right to acquire 299,375 shares of common stock elected to extend their warrants for eighteen months resulting in additional cash proceeds to the Company of $78,151. Warrants to purchase 12,000 shares of common stock expire in April, 2000 and warrants to purchase 179,000 shares expired unexercised.

Donald A. French, Unique's Treasurer and Chief Financial Officer said, "These warrant holders were instrumental in providing the financing for our acquisition of Franklin and have been some of our largest institutional holders. We appreciate their continued support of our Company. Cash proceeds from the stock purchases will be applied to general corporate purposes, including debt reduction and acquisitions."

Unique Mobility, Inc. is a leading developer and manufacturer of power dense, high efficiency motors, gear assemblies and electronic assemblies for the automotive, aerospace, telecommunications, medical and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including the electric, hybrid-electric and fuel cell electric vehicle and distributed power markets. The Company's headquarters and engineering and product development center are located in Golden, Colorado. Manufacturing facilities are located in Frederick, Colorado (electric motors and gear assemblies) and St. Charles Missouri (electronic assemblies and wire harnesses). For more information on the Company, please visit its worldwide website at http://www.uqm.com.

This press release contains forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the Risk Factors section of the Registration Statement on Form S-3 (File No. 333-78525) filed by the Company with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including the Company's ability to become profitable, its ability to obtain additional financing, the Company's reliance on major customers and suppliers and the possibility that product liability insurance may become unavailable. These forward-looking statements represent the Company's judgment as of the date of the press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.